                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Isolyser Company, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 ISOLYSER LOGO

                             ISOLYSER COMPANY, INC.
                             650 ENGINEERING DRIVE
                                TECHNOLOGY PARK
                            NORCROSS, GEORGIA 30092

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 29, 1997

To the Shareholders:

     The Annual Meeting of Shareholders of Isolyser Company, Inc. (the "Company") will be held at the Northeast Atlanta Hilton, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, on Thursday, May 29, 1997, at 3:00 p.m. for the following purposes, all as set forth in the attached Proxy Statement:

          1. To elect six directors to serve for one-year terms expiring at the annual meeting in 1998 and until their successors are elected and qualified. The Board of Directors' nominees are named in the attached Proxy Statement.

          2. To consider and act upon a proposed amendment to the Company's Stock Option Plan to increase by 400,000 the number of shares available for the grant of stock options under such Plan, to attract and retain executive personnel, key employees and consultants who are in a position to contribute to the Company's long-term financial success.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record on the books of the Company at the close of business on March 28, 1997, are entitled to receive notice of and to vote at the meeting.

     Shareholders are cordially invited to attend the meeting in person. However, whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope. It is important that your shares be represented at the meeting, and your promptness will assist us to prepare for the meeting and to avoid the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addressed, each proxy card should be completed and returned.

                                          Sincerely,
                                          /s/ Gene R. McGrevin
                                          Gene R. McGrevin
                                          President and Chairman of the Board

Norcross, Georgia
May 1, 1997

                             ISOLYSER COMPANY, INC.
                             650 ENGINEERING DRIVE
                                TECHNOLOGY PARK
                            NORCROSS, GEORGIA 30092

                             ---------------------

                                PROXY STATEMENT

                                      FOR
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 29, 1997

                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders of Isolyser Company, Inc., a Georgia corporation ("Isolyser" or the "Company"), in connection with the solicitation by the Board of Directors of Isolyser (the "Board of Directors" or "Board") of proxies for use at its Annual Meeting of Shareholders (the "Meeting") scheduled to be held on Thursday, May 29, 1997, at 3:00 p.m., Atlanta time, at the Northeast Atlanta Hilton, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about May 1, 1997.

     At the Meeting, shareholders of Isolyser will vote upon: (1) the election of six directors; (2) the proposal to amend the Company's Stock Option Plan; and
(3) such other business as may properly come before the Meeting and any and all adjournments thereof.

VOTING RIGHTS AND VOTES REQUIRED

     The close of business on March 28, 1997, has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, Isolyser had outstanding and entitled to vote 39,207,668 shares of Common Stock, $.001 par value per share ("Common Stock").

     A majority of the outstanding shares of Common Stock on the record date must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held. Abstentions will be treated as Common Stock present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it does not have the discretionary authority as to certain Common Stock (a "broker nonvote"), those shares will not be considered present and entitled to vote with respect to that matter.

     When no instructions have been given on a proxy card with respect to a matter, the shares will be voted in the manner specified on the card.

     Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The six candidates receiving the highest number of votes will be elected. In tabulating the votes, abstentions and broker nonvotes will be disregarded and have no effect on the outcome of the vote.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote thereat will be required to approve the amendment to the Stock Option Plan. In determining whether a proposal has received the requisite number of affirmative votes, abstentions will have the effect of a negative vote and broker nonvotes will be disregarded and have no effect on the outcome of the vote.

VOTING OF PROXIES

     Shares represented by all properly executed proxies will be voted at the Meeting in accordance with the instructions specified thereon. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under "Election of Directors," and FOR the amendment to the Stock Option Plan.

     The Board of Directors is not aware of any matter that will come before the Meeting other than as described above. However, if any such other matter is duly presented, in the absence of instructions to the contrary, such proxies will be voted in accordance with the judgment of the proxy holders with respect to such matter properly coming before the Meeting.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised. Any proxy may be revoked by a writing, by a valid proxy bearing a later date delivered to Isolyser or by attending the Meeting and voting in person.

SOLICITATION OF PROXIES

     The expenses of this solicitation will be paid by Isolyser. To the extent necessary to ensure sufficient representation at the Meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of Isolyser, who will receive no additional compensation therefor. Isolyser will pay persons holding shares in their names or in the names of their nominees, but not owning such stock beneficially (such as brokerage houses, banks and other fiduciaries), for the expense of forwarding soliciting material to their principals. The Company may employ a proxy solicitation firm to solicit proxies in connection with the Meeting and the Company estimates that the fee payable for such services will be less than $10,000.

                        DIRECTORS AND EXECUTIVE OFFICERS

     Proxies will be voted for the election of the following six nominees as directors to serve until the 1998 Annual Meeting of Shareholders or until their successors are elected and qualified. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares cast in the election of directors. All of the nominees are presently members of the Board. The Board of Directors has no reason to believe that any of the nominees will be unavailable for service if elected, but if any are unavailable, proxies will be voted for such substitute as the Board may designate.

                                                                    DIRECTOR
NAME                                                          AGE    SINCE
----                                                          ---   --------
Gene R. McGrevin............................................  54      1997
Travis W. Honeycutt.........................................  54      1987
Dan R. Lee..................................................  49      1996
Rosdon Hendrix..............................................  57      1994
Kenneth F. Davis............................................  46      1996
Olivia F. Kirtley...........................................  46      1997

     Gene R. McGrevin was elected Chairman of the Board of Directors and President of the Company in April 1997 concurrently with the retirement and resignation of Robert L. Taylor from such positions. Mr. McGrevin previously served as Vice Chairman and Chief Executive Officer of Syncor International Corp., a public company in the nuclear medicine industry, with which Mr. McGrevin was associated since 1989. Prior to managing Syncor, Mr. McGrevin served in executive positions with various health care business including President of the Health Care Products Group of Kimberly-Clark Corporation, founder and President of a consulting firm specializing in the health care industry and an executive officer of VHA Enterprises, Inc.

     Travis W. Honeycutt has been Executive Vice President, Secretary and a Director of the Company since its inception in 1987. Prior to his founding the Company with Mr. Taylor in 1987, Mr. Honeycutt had over 20 years of experience in new product development for the industrial and health care markets.

     Dan R. Lee became an executive officer of the Company following the conclusion of Isolyser's acquisition of Microtek Medical, Inc. ("Microtek") effective September 1, 1996 (the "Microtek Acquisition"), and became a director of the Company in December 1996. Prior to accepting such positions with the Company, Mr. Lee had served as the Vice President and Chief Operating and Financial Officer of Microtek since 1987. Previous to that time, he was engaged in the public accounting practice, including more than five years with KPMG Peat Marwick.

     Rosdon Hendrix was elected a Director of the Company in December 1994. Until he retired in June 1992, Mr. Hendrix served for approximately 30 years in various financial positions for General Motors Corporation, including serving as Resident Comptroller from 1975 until his retirement. Since June 1992, Mr. Hendrix has engaged in efficiency consulting studies with various governmental authorities and businesses in Georgia.

     Kenneth F. Davis was elected a Director of the Company in January 1996. Dr. Davis has been a practicing surgeon on the staff of the Harbin Clinic and Redmond Regional Medical Center, Rome, Georgia since 1986. In addition, Dr. Davis serves on the Board of AmSouth Bank of Georgia, a publicly owned bank, as well as various other companies including a privately held hospital consulting firm.

     Olivia F. Kirtley was elected a Director of the Company in April 1997. Ms. Kirtley is the Chief Financial Officer of Vermont American Corporation of Louisville, Kentucky, the world's largest manufacturer and marketer of power tool accessories. Prior to joining Vermont American Corporation in 1979, Ms. Kirtley was a senior tax manager with Ernst & Young. Ms. Kirtley was recently nominated to become the Vice Chair of the American Institute of Certified Public Accountants ("AICPA") and currently serves on the Board of Directors of the AICPA.

     Listed below is information regarding the executive officers of the Company who are not also directors:

     James S. Asip (age 48) has served as Vice President of Sales since February 1992. Mr. Asip has over 20 years of experience in sales in the health care market. Prior to his employment with the Company, Mr. Asip was National Sales Manager for Collagen Corporation, a manufacturer of tissue repair products.

     Lester J. Berry (age 63) became an executive officer of the Company following the conclusion of the Microtek Acquisition. Prior to that time, Mr. Berry had served as a director and officer of Microtek since 1994. From 1987 through 1993, Mr. Berry served in various capacities at 3M Corporation, including service as a National Sales and Marketing Manager, Medical Specialties, and as the National Sales Manager, Health Care Specialties.

     Richard Setian (age 37) was elected Vice President of Marketing in May, 1996, after working with the Company's marketing department since his association with the Company in April, 1995. Between December 1992 and March 1995, Mr. Setian served as Executive Vice President of Maxxim in its Boundary division. Prior to his joining Maxxim, Mr. Setian held various sales and marketing positions with Kendall Healthcare Products.

     The Company's Articles of Incorporation adopt the provisions of the Georgia Business Corporation Code (the "Corporation Code") providing that no member of the Company's Board of Directors shall be personally liable to the Company or its shareholders for monetary damages for any breach of his duty of care or any other duty he may have as a director, except liability for any appropriation, in violation of the director's duties, of any business opportunity of the Company, for any acts or omissions that involve intentional misconduct or a knowing violation of law, for liability under the Corporation Code for unlawful distributions to shareholders, and for any transaction from which the director receives an improper personal benefit.

     The Company's Bylaws provide that each officer and director shall be indemnified for all losses and expenses (including attorneys' fees and costs of investigation) arising from any action or other legal proceeding, whether civil, criminal, administrative or investigative, including any action by and in the right of the Company, because he is or was a director, officer, employee or agent of the Company or, at the Company's request, of any other organization. In the case of an action by or in the right of the Company, such indemnification is subject to the same exceptions, described in the preceding paragraph, that apply to the limitation of a director's monetary liability to the Company. The Bylaws also provide for the advancement of expenses with respect to any such action, subject to the officer's or director's written affirmation of his good faith belief that he has met the applicable standard of conduct, and the officer's or director's written agreement to repay any advances if it is determined that he is not entitled to be indemnified. The Bylaws permit the Company to enter into agreements providing to each officer or director indemnification rights substantially similar to those set forth in the Bylaws, and such agreements have been entered into between the Company and each of the members of its Board of Directors. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Articles of Incorporation and Bylaws, it provides greater assurances to officers and directors that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights it provides. Such indemnification provisions applied to any losses and expenses (including defense costs) incurred by Robert L. Taylor and C. Fred Harlow, the Company's former Chief Executive and Chief Financial Officers, respectively, prior to their retirement from such position in 1997 and 1996, respectively, as named defendants in a suit styled Salit vs. Isolyser Company, Inc., et al. which was dismissed with prejudice on the defendants' motion for dismissal in September 1996. Defense counsel for the Company also served as defense counsel for Messrs. Taylor and Harlow in such suit. Accordingly, the Company did not advance any expenses by way of indemnification in such matter.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors maintains standing Audit and Compensation Committees. The Board has not established a standing nominating committee.

     The Audit Committee, currently consisting of Rosdon Hendrix and Olivia Kirtley (prior to Ms. Kirtley's election to the Board, such Audit Committee seat was filled by Jamal Silim, a former independent director who is no longer a member of the Board), recommends to the Board the firm of independent public accountants that audits the consolidated financial statements of Isolyser and its subsidiaries, reviews the plan and scope of any audit of the Company's financial statements, reviews the financial statements, and reviews matters pertaining to the audit. The primary function of the Audit Committee is to strengthen the independence and objectivity of the external auditors and to monitor the accuracy and completeness of the Company's financial statements and matters which relate to them. It should be noted, however, that the members of the Committee are not necessarily experts in the fields of auditing and accounting and do not provide special assurances on such matters. The Audit Committee met four times during 1996.

     The Compensation Committee, consisting of Rosdon Hendrix and Kenneth F. Davis, makes recommendations to the Board regarding the compensation of executive officers and administers Isolyser's incentive plans, including the Stock Option Plan and the Stock Purchase Plan. The Compensation Committee's report on executive compensation begins at page 11 of this Proxy Statement. The Compensation Committee met three times during 1996.

     The Board of Directors held nine meetings during 1996. Each incumbent director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees of which he was a member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, Isolyser's executive officers and directors and any persons holding more than ten percent of the Company's common stock are required to file with the Securities and Exchange Commission and The Nasdaq Stock Market reports of their initial ownership of the Company's common stock and any changes in ownership of such common stock. Specific due dates have been established and the Company is required to disclose in its Annual Report on Form 10-K and Proxy Statement any failure to file such reports by these dates. Copies of such reports are required to be furnished to Isolyser. Based solely on its review of the copies of such reports furnished to Isolyser, or written representations that no reports were required, Isolyser believes that, during 1996, all of its executive officers (including the Named Executive Officers), directors and persons owning more than 10% of its common stock complied with the
Section 16(a) requirements, except James S. Asip amended a timely filed report to report late one exempt option exercise, Richard Setian amended two timely filed reports to correct a typographical error on the expiration and vesting data of an exempt option grant, C. Fred Harlow amended a timely filed report to correct a typographical omission naming the issuer, and Jamal Silim filed a report late to report an exempt option grant.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth, as of April 18, 1997, certain information regarding the beneficial ownership of common stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, (ii) each director and Named Executive Officer, and (iii) all directors and executive officers as a group:

                                                                                      PERCENTAGE OF
                                                                                          COMMON
                                                              SHARES BENEFICIALLY   STOCK BENEFICIALLY
NAME OF BENEFICIAL OWNER                                             OWNED                OWNED
------------------------                                      -------------------   ------------------
Robert L. Taylor(1).........................................       3,037,483                7.7%
Travis W. Honeycutt(2)......................................       3,028,055                7.7%
Gene R. McGrevin............................................               0                  *
Dan R. Lee(3)...............................................         302,610                  *
James S. Asip(4)............................................           8,533                  *
Lester J. Berry(5)..........................................          92,974                  *
Rosdon Hendrix(6)...........................................          75,000                  *
Kenneth F. Davis(7).........................................          48,000                  *
Olivia F. Kirtley(8)........................................          86,600                  *
Michael Sahady(9)...........................................         639,738                1.6%
Kenneth R. Newsome(10)......................................         124,092                  *
All directors and executive
officers as a group (9 persons)(11).........................       7,497,193               18.6%

---------------

  *  Represents less than 1% of the common stock
 (1) Includes 2,600 shares of common stock over which Mr. Taylor acts as custodian under the Georgia Transfers to Minors Act, and options to acquire 13,333 shares exercisable within 60 days.
 (2) Includes options to acquire 13,333 shares exercisable within 60 days.
 (3) Includes options to acquire 292,545 shares exercisable within 60 days.
 (4) Includes options to acquire 8,333 shares exercisable within 60 days.
 (5) Includes options to acquire 82,500 shares exercisable within 60 days.
 (6) Includes options to acquire 29,000 shares exercisable within 60 days.
 (7) Includes options to acquire 27,000 shares exercisable within 60 days.
 (8) Includes 54,500 shares owned indirectly.
 (9) Includes options to acquire 440,000 shares exercisable within 60 days.
(10) Includes options to acquire 124,000 shares exercisable within 60 days.
(11) Includes options to acquire 1,084,044 shares exercisable within 60 days.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

     The following table sets forth the cash and non-cash compensation paid by the Company for services rendered during the fiscal years ended December 31, 1996, 1995 and 1994 to (i) its Chief Executive Officer, (ii) each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer who were serving as such an executive officer at December 31, 1996 and who received compensation in excess of $100,000 during the year ended December 31, 1996, and (iii) two additional persons for whom disclosure would have been provided under the preceding clause (ii) but for the fact that such persons were not serving as an executive officer at December 31, 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                        ANNUAL COMPENSATION               COMPENSATION
                             ------------------------------------------   ------------
                                                          OTHER ANNUAL       AWARDS       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     COMPENSATION    OPTIONS (#)    COMPENSATION
---------------------------  ----   --------   --------   -------------   ------------   ------------
Robert L. Taylor...........  1996   $150,000         --        --            40,000        $ 2,453(1)
  Chairman, President and    1995   $150,000         --        --                --        $ 2,570(1)
  Chief Executive Officer    1994   $150,975         --        --                --        $ 2,125(2)
Travis W. Honeycutt........  1996   $156,250         --        --            40,000        $ 3,235(2)
  Executive Vice President   1995   $150,000         --        --                --        $ 3,235(2)
                             1994   $149,234         --        --                --        $ 3,235(2)
Dan R. Lee.................  1996   $150,000   $100,000        --            50,000        $ 4,417(4)
  Vice President -- Finance  1995   $150,000   $100,000        --            41,250        $ 5,093(4)
  and Administration,        1994   $112,500         --        --                --        $ 4,243(4)
  Chief Financial
  Officer(3)
Lester J. Berry............  1996   $150,000   $100,000        --                --        $ 7,539(5)
  Vice President(3)          1995   $150,000   $ 74,000        --            16,500        $ 6,427(5)
                             1994   $137,500         --        --            66,000        $ 3,009(5)
James S. Asip..............  1996   $110,000   $  4,703        --            25,000        $   637(6)
  Vice President of Sales    1995   $110,352   $ 10,000        --                --        $   229(6)
                             1994   $ 90,411         --        --                --        $   119(6)
Michael Sahady.............  1996   $174,990   $ 27,074(7)     --            40,000        $29,714(8)
  Former Executive Vice      1995   $110,352         --        --                --        $45,909(9)
  President                  1994   $ 90,411   $  3,500        --           400,000        $23,693(10)
Kenneth R. Newsome.........  1996   $135,000   $  5,625(11)    --            25,000        $   688(12)
  Former Vice President of   1995   $124,151         --        --                --        $18,832(13)
  Operations                 1994   $125,599   $  3,500        --           120,000        $   500(14)

---------------

 (1) This amount represents the Company's payment ($2,125) for $500,000 of term life insurance and contributions to a 401(k) plan ($328 in 1996 and $445 in 1995).
 (2) This amount represents the Company's payment, on Messrs. Taylor and Honeycutt's behalf, respectively, for $500,000 term life insurance policies.
 (3) Compensation earned by Messrs. Lee and Berry stated in the table is based upon compensation plans of Microtek as these individuals were executive officers of Microtek prior to the Microtek Acquisition effected September 1, 1996.
 (4) This amount represents payment ($2,036) for $250,000 term life insurance and contributions to a 401(k) plan for the balance of the amounts stated.

 (5) This amount represents payment ($5,158 in 1995 and 1996 and $3,009 in 1994) for $250,000 term life insurance and contributions of $1,269 and $2,381 in 1995 and 1996, respectively to a 401(k) plan.
 (6) This amount represents the Company's payment on Mr. Asip's behalf for a $100,000 term life insurance policy ($239 in 1996 and $119 in 1995 and 1994) and a contribution in 1995 to a 401(k) plan ($398 in 1996 and $110 in
     1995).
 (7) This amount represents the Company's payment for accrued but unused paid absences at the time of Mr. Sahady's resignation as an executive officer of the Company during 1996. Mr. Sahady is no longer an executive officer of the Company.
 (8) This amount represents the Company's payment for life insurance premiums ($29,020) as required by his employment agreement (see "-- Employment Arrangements") and contributions to a 401(k) plan ($694).
 (9) This amount represents the Company's payment on Mr. Sahady's behalf for life insurance premiums ($26,471) as required by his employment agreement (see "-- Employment Arrangements"), relocation reimbursements ($18,738) and a contribution to the 401(k) Plan ($700).
(10) This amount represents the Company's payment on Mr. Sahady's behalf for life insurance premiums ($20,211) as required by his employment agreement. See "-- Employment Arrangements". Also includes payments by the Company on Mr. Sahady's behalf for relocation reimbursements ($2,752) and a contribution pursuant to the 401(k) Plan ($730).
(11) This amount represents the Company's payment of accrued but unused paid absences at the time Mr. Newsome resigned as an executive officer of the Company. Mr. Newsome is no longer an executive officer of the Company.
(12) This amount represents the Company's payment on Mr. Newsome's behalf for a $100,000 term life insurance policy ($137) and a contribution to a 401(k) plan ($551).
(13) This amount represents relocation reimbursements ($18,346) and a contribution to the 401(k) Plan ($486).
(14) This amount represents a contribution pursuant to the 401(k) Plan ($500).

EMPLOYMENT ARRANGEMENTS

     The Company is not a party to an employment agreement with any of its Named Executive Officers who currently serve as executive officers of the Company, except Lester J. Berry. Mr. Berry is a party to an employment agreement with Microtek expiring on January 3, 1999. Such employment agreement specifies a minimum salary and benefits payable to him during the term of the employment agreement and, in consideration therefore, contains certain provisions restricting his ability to compete against the Company after termination of the agreement or to use or disclose confidential information. In connection with the Microtek Acquisition, Mr. Berry agreed to delete certain compensatory provisions of such agreement otherwise arising in the event of certain events constituting a change of control.

     In connection with the Company's acquisition of MedSurg Industries, Inc. ("MedSurg") effective January 1, 1994, the Company entered into employment agreements with each of Michael Sahady and Kenneth R. Newsome. Mr. Sahady's agreement provided that he would serve as an Executive Vice President of the Company and President of MedSurg through December 31, 1996, specified certain minimum salary and benefits (including provisions requiring that the Company maintain, at the Company's expense, life insurance policies on Mr. Sahady for the benefit of his family in the face amount of $1.7 million) and included certain restrictive covenants including confidentiality provisions and nonsolicitation covenants. In connection with Mr. Sahady's resignation as a director and executive officer of the Company and MedSurg in 1996, the Company and Mr. Sahady amended such employment agreement to provide that Mr. Sahady would continue to provide services to the Company as a non-executive employee through December 31, 1997 and, in consideration therefore, would be paid a salary through December 31, 1997 of $175,000 per year. Mr. Newsome's employment agreement provided that he would serve as chief operating officer of MedSurg through December 31, 1996, specified certain minimum salary and benefits payable through the term of such employment agreement and included certain restrictive covenants including confidentiality provisions and nonsolicitation covenants. In connection with Mr. Newsome's resignation as an executive officer of the Company and MedSurg in 1996, the Company and Mr. Newsome amended such employment agreement to provide for certain consulting services by Mr. Newsome for up to six months in consideration of the Company's agreement to continue Mr. Newsome's salary of $135,000 per year for a corresponding time period.

     In April 1997, Mr. Taylor retired as Chairman, President and Chief Executive Officer of Isolyser and Gene R. McGrevin was named as Chairman and acting President of Isolyser. In connection with Mr. Taylor's retirement, Isolyser's Board of Directors authorized the Company to retain the continuing services of Mr. Taylor as a non-executive employee through August 1999 and obtain Mr. Taylor's agreement to certain restrictive covenants including covenants relating to protection of confidential information and restricting Mr. Taylor's ability to compete against the Company. In consideration of the foregoing, the Board further authorized the Company to continue Mr. Taylor's salary ($150,000 per year) and employee benefits through August 1999. While it is expected that an employment agreement embodying the foregoing will be executed, no such agreement has been completed as of the date of this Proxy Statement.

EMPLOYEE BENEFIT PLANS

     Stock Option Plan. In April 1992, the Board of Directors and shareholders of the Company adopted a Stock Option Plan (the "Plan"). The Plan currently provides for the issuance of options to purchase up to 4,400,000 shares of Common Stock (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). On April 4, 1997, the Board of Directors of the Company approved, adopted and recommended to the shareholders an amendment to the Plan to increase the number of shares of Common Stock available under the Plan for the grant of options or alternate rights to 4,800,000. Such amendment is being submitted herein to the Company's shareholders for approval. For a more detailed description of the amendment and the Plan, see "Approval of Amendment to Stock Option Plan" below.

     Employee Stock Purchase Plan. In February 1995 the Board approved and in April 1995 the Company's shareholders ratified, the adoption of the Company's Employee Stock Purchase Plan for employees of the Company and its subsidiaries (the "Stock Purchase Plan"). The Stock Purchase Plan was established pursuant to the provisions of Section 423 of the Code. The purpose of the Stock Purchase Plan is to provide a method whereby all eligible employees of the Company may acquire a proprietary interest in the Company through the purchase of common stock. Under the Stock Purchase Plan payroll deductions are used to purchase the Company's common stock.

     An aggregate of 300,000 shares of common stock of the Company have been reserved for issuance under the Stock Purchase Plan, and an aggregate of 61,608 shares of common stock have been purchased and issued under that Plan. All employees (including officers of the Company) who have been continuously employed for three months or more by the Company or its designated subsidiaries (during which such employee's hours of employment were 1,000 or more) as of the commencement of any offering period under the Stock Purchase Plan are eligible to participate in the Stock Purchase Plan. An employee electing to participate in the Stock Purchase Plan must authorize a whole percentage (not less than 1% nor more than 10%) of the employee's compensation to be deducted by the Company from the employee's pay during each pay period. The price for common stock which is purchased under the Stock Purchase Plan is equal to 85% of the fair market value of the common stock on either the first business day or last business day of the applicable offering period, whichever is lower.

     A participant may voluntarily withdraw from the Stock Purchase Plan at any time by giving at least 30 days notice to the Company prior to the end of the offering period and will receive on withdrawal the cash balance, without interest, then held in the participant's account. Upon termination of employment for any reason, including resignation, discharge, disability or retirement, or upon the death of a participant, the balance of the participant's account, without interest, will be paid to the participant or his or her designated beneficiary. However, in the event of the participant's death, the participant's beneficiary may elect to exercise the participant's option to purchase such number of full shares which such participant's accumulated payroll deductions will purchase at the applicable purchase price.

STOCK OPTIONS

     The Company granted options to its Named Executive Officers in 1996 as set forth in the following table. The Company has no stock appreciation rights ("SARs") outstanding.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE VALUE
                              ---------------------------------------------------               AT
                                              PERCENT OF                               ASSUMED ANNUAL RATES
                               NUMBER OF        TOTAL                               OF STOCK PRICE APPRECIATION
                               SECURITIES    OPTIONS/SARS   EXERCISE                    FOR OPTION TERM(1)
                               UNDERLYING     GRANTED TO    OR BASE                 ---------------------------
                              OPTIONS/SARS   EMPLOYEES IN    PRICE     EXPIRATION
NAME                          GRANTED (#)    FISCAL YEAR     ($/SH)       DATE        5% ($)          10% ($)
----                          ------------   ------------   --------   ----------   -----------     -----------
Robert L. Taylor............     40,000          4.7%       $ 14.45     01/15/01       $159,691(1)     $352,875(1)
Travis W. Honeycutt.........     40,000          4.7%       $ 14.45     01/15/01       $159,691(1)     $352,875(1)
Dan R. Lee..................     50,000          5.9%       $ 7.125     11/01/01       $ 98,425(1)     $217,494(1)
James S. Asip...............     25,000          3.0%       $ 7.125     01/15/01       $ 49,213(1)     $108,747(1)
Michael Sahady..............     40,000          4.7%       $ 7.125     01/15/01       $ 78,740(1)     $173,995(1)
Kenneth R. Newsome..........     25,000          3.0%       $ 7.125     12/31/98       $ 49,213(1)     $108,747(1)

---------------

(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions.

     The following table sets forth the value of options exercised during 1996 and of unexercised options held by the Company's Named Executive Officers at December 31, 1996.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                           NUMBER OF
                                                                          SECURITIES         VALUE OF
                                                                          UNDERLYING        UNEXERCISED
                                                                          UNEXERCISED      IN-THE-MONEY
                                                                        OPTIONS/SARS AT   OPTIONS/SARS AT
                                       SHARES ACQUIRED                    FY-END (#)        FY-END ($)
                                         ON EXERCISE        VALUE        EXERCISABLE/      EXERCISABLE/
NAME                                         (#)         REALIZED ($)    UNEXERCISABLE     UNEXERCISABLE
----                                   ---------------   ------------   ---------------   ---------------
Robert L. Taylor.....................         -0-               -0-        0/40,000           0/0(1)
Travis W. Honeycutt..................         -0-               -0-        0/40,000           0/0(1)
Dan R. Lee...........................      41,250          $375,953     292,545/50,000    $1,695,278/0(2)
Lester J. Berry......................         -0-               -0-        82,500/0        $321,915/0(3)
James S. Asip........................      99,000          $242,256        0/25,000           0/0(4)
Michael Sahady.......................         -0-               -0-     400,000/40,000        0/0(5)
Kenneth R. Newsome...................      21,000          $186,384       124,000/0           0/0(4)

---------------

(1) The indicated value is based on an exercise price of $14.45 per share and value per share at December 31, 1996 of $7.00.
(2) The indicated value is based on exercise prices of $0.83 per share on 251,295 shares and $3.49 per share on 41,250 shares for exercisable options and $7.125 per share on 50,000 unexercisable options, and a value per share on December 31, 1996 of $7.00.
(3) The indicated value is based on exercise prices of $3.19 per share on 66,000 shares and $2.73 per share on 16,500 shares, and a value per share at December 31, 1996 of $7.00.
(4) The indicated value is based upon an exercise price of $7.125 per share and value per share at December 31, 1996 of $7.00.
(5) The indicated value is based upon an exercise price of $7.50 per share on 400,000 exercisable options and $7.125 per share on 40,000 unexercisable options, and a value per share on December 31, 1996 of $7.00.

     On November 1, 1996, the Company repriced previously outstanding options held by its executive officers as follows:

                         TEN-YEAR OPTION/SAR REPRICINGS

                                                                                                      LENGTH OF
                                                                                                       ORIGINAL
                                                                                                     OPTION TERM
                                    NUMBER OF       MARKET PRICE     EXERCISE PRICE                  REMAINING AT
                                   OPTIONS/SARS   OF STOCK AT TIME     AT TIME OF                      DATE OF
                                   REPRICED OR    OF REPRICING OR     REPRICING OR    NEW EXERCISE   REPRICING OR
NAME                      DATE     AMENDED (#)     AMENDMENT ($)     AMENDMENT ($)     PRICE ($)      AMENDMENT
----                    --------   ------------   ----------------   --------------   ------------   ------------
James S. Asip,          11/01/96      25,000           $7.125            $13.13          $7.125       4.2 years
  Vice President of
     Sales
Richard Setian,         11/01/96      54,000           $7.125            $ 9.00          $7.125       3.5 years
  Vice President of
     Marketing
Michael Sahady,         11/01/96      40,000           $7.125            $14.45          $7.125       4.2 years
  Former Executive
     Vice President
Kenneth R. Newsome,     12/18/96      25,000           $7.125            $13.13          $7.125       4.1 years
  Former Vice           12/18/96      99,000           $7.125            $ 7.50          $7.125       2.0 years
  President of
     Operations

DIRECTOR COMPENSATION

     Nonemployee directors of the Company who are not affiliated with greater than five percent shareholders of the Company ("Nonemployee Directors") are compensated $1,000 and $250 for each meeting of the Board of Directors and Committee of the Board of Directors, respectively, requiring travel for attendance and are reimbursed upon request for the reasonable expenses incurred in attending Board of Directors or committee meetings. In addition, the Company's 1995 Nonemployee Director Stock Option Plan (the "Director Option Plan") provides for automatic grants to each Nonemployee Director of nonqualified stock options covering 2,000 shares of common stock at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The date of grant under the Director Option Plan for each Nonemployee Director then serving as such is at each of the following times: (1) on the effective date of adoption of the Director Option Plan, (2) on the election of a Nonemployee Director to the Board of Directors (except at an annual meeting of shareholders) and (3) following each annual meeting of shareholders occurring subsequent to the first anniversary of the effective date of the Director Option Plan and the date of any option granted to such Nonemployee Director under the Director Option Plan. Options granted under the Director Option Plan may be exercised only by the optionee beginning six months after the date of grant until the earliest of five years after the date of grant, 30 days after ceasing to be a director of the Company (other than due to death or disability) and one year after death or disability.

     During 1996, the Board of Directors, with each Nonemployee Director abstaining, adopted a policy to increase the equity interest of its Nonemployee Directors in the Company by awarding to each such director a stock option for 25,000 shares of Company common stock provided such director had attended at least 75% of the sum of all meetings of the Board of Directors and any committees on which that director served during the first year following his or her election to the Board. Accordingly, each Nonemployee Director was awarded at the end of 1996 a non-qualified stock option under the Company's Stock Option Plan covering 25,000 shares of the Company's common stock at an exercise price of $8.00 per share (being the fair market value of the Company's common stock on the grant date) and being exercisable immediately upon the date of grant until the earliest of five years after the grant date or one year after ceasing to be a director of the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The following Report of the Compensation Committee and the performance graph in the next section shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Commission or to the liabilities of
Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

     Two outside directors and no inside directors comprise the Compensation Committee of the Board of Directors. Neither of the outside directors serves on the board of any other committee member's company or organization and none of the executive officers of Isolyser serve on the board of any committee member's organization. The Committee has access to outside consultants and counsel at the discretion of the Committee.

     The Committee oversees three elements of executive compensation: base pay or salary, annual performance bonus, and long-term compensation, which currently consists of a stock option plan approved by shareholders. The Committee seeks to provide a competitive compensation package that enables the Company to attract and retain key executives, to integrate pay programs with the business objectives of the Company, and to link individual executive compensation with the Company's performance. The Compensation Committee's responsibilities include: (i) participating in the determination of goals for the Company's executive officers; (ii) participating in the selection and design of compensation packages and programs relating to such goals; (iii) monitoring the effectiveness of the compensation packages and programs; and (iv) monitoring compensation-related developments generally and considering their application to the Company's executive officers.

     BASE PAY. The salary paid to the Company's executives is targeted to be in line with related industry companies of similar size, while taking into account the experience of individual officers and the requirements of attracting prospective key executives to join Isolyser. In general, the Committee attempts to fix base salaries at levels deemed appropriate by the Committee in order that compensation packages may also emphasize result-oriented factors reflected in a bonus potential and the value of stock options and stock ownership. The Committee reviews salaries and pay ranges for its executives, and salaries may be increased based on the Committee's assessment of an individual's performance and contributions to Isolyser goals. Salary adjustments are generally based on historical performance. During 1996, the Company agreed to pay the Chief Executive Officer a base salary of $150,000. The salary of all the Company's executive officers (including the Chief Executive Officer) remained unchanged from such salary for the previous year, except that one of the Company's executive officers received a modest salary increase during 1996. Also during 1996, the Company acquired Microtek Medical , Inc. ("Microtek"). As a result of such acquisition, two former executive officers of Microtek became executive officers of Isolyser. The salary of these executive officers was not adjusted in connection with such acquisition transaction.

     BONUS. The Compensation Committee adopted an annual incentive bonus plan for the Company's executive officers in 1996 providing for certain cash bonuses subject to satisfying certain performance based criteria related to net sales and profitability factors. No bonuses were paid to any of the Company's executive officers under such annual incentive bonus plan for 1996 due to failure to achieve such criteria. Two executive officers of the Company who were formerly executive officers of Microtek earned bonuses under a bonus plan adopted by Microtek prior to the Company's acquisition of Microtek based on certain performance related criteria involving Microtek.

     LONG-TERM INCENTIVE. The Company's only current method of awarding long-term compensation is its stock option plan, approved by shareholders. All officers are eligible to receive grants under the stock option plan. Grants under the plan generally extend for five to ten years, are priced at not less than fair market value on the date of grant, and are generally intended to provide incentive for future performance rather than reward past performance. All but one of the Company's executive officers, including its Chief Executive Officer, were granted stock options in 1996. In recognition of the fact that the Company's Chief Executive Officer had never been awarded stock options by the Company, the Compensation Committee awarded the Chief Executive

Officer options to purchase an aggregate of 40,000 shares of the Company's Common Stock at 110% of the current market value of such shares at the grant date. In the latter portion of 1996, the Compensation Committee repriced to the then current market value of the Company's Common Stock outstanding stock options held by the Company's employees except that stock options held by the Company's Chief Executive Officer and one other senior executive officer were not repriced. A primary factor considered by the Compensation Committee in effecting such repricing was the Committee's objective to better ensure that the incentive performance objectives of previously awarded stock options would be realized by such stock options. In awarding stock options, the Compensation Committee considers (i) the contribution to the performance of the Company of eligible employees, sales representatives and other eligible persons, (ii) stock options held by and previously awarded to eligible employees and (iii) stock ownership of eligible employees, in addition to other factors the Compensation Committee may from time to time deem relevant.

     One of the factors in the Compensation Committee's consideration of compensation matters is the anticipated tax treatment to the Company and to its executive officers of various components of compensation. However, amendments to and interpretations of the tax laws and other factors beyond the control of the Compensation Committee affect the tax treatment of compensation. For these reasons, the Compensation Committee will not necessarily and in all circumstances limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee believes, based on advice from the Company's tax advisers, that stock options currently held by the Company's executive officers qualify under Section 162(m) for compensation deductions. The Compensation Committee will consider various alternatives to preserving the deductibility of other components of compensation to the extent reasonably practicable and to the extent consistent with other compensation objectives of the Company.

     The Compensation Committee intends to continually evaluate the Company's compensation policies and procedures with respect to executive officers. Although the Compensation Committee believes that current compensation policies align the financial interests of executive officers with those of the Company's shareholders and with Company performance, it will continue to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                          COMPENSATION COMMITTEE

                                          Rosdon Hendrix
                                          Kenneth F. Davis, M.D.

STOCK PRICE PERFORMANCE GRAPH

     The graph below compares cumulative total returns (changes in stock price plus reinvested dividends) on a hypothetical investment of $100 in the Common Stock of Isolyser, the S&P 500 Index and the S&P Health Care Sector Index (formerly known as the S&P Health Care Composite Index), for the period commencing October 20, 1994 (the effective date of the Company's initial public offering) and ending December 31, 1996.

         Measurement Period             Isolyser Com-                         S&P Health
        (Fiscal Year Covered)             pany, Inc.         S&P 500         Care Sector
10/20/94                                            100               100               100
12/31/94                                            100               100               103
12/31/95                                            156               138               163
12/31/96                                             78               169               197

ISOLYSER'S OPTION PROPOSAL

     In April 1992, the Board of Directors and shareholders of Isolyser adopted a Stock Option Plan (the "Plan"). The Plan currently provides for the issuance of options to purchase up to 4,400,000 shares of Common Stock (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). On April 4, 1997, the Board of Directors of Isolyser approved, adopted and recommended to the shareholders an amendment to the Plan for an increase of 400,000 in the number of shares of Isolyser Common Stock available under the Plan providing for the grant of options or alternate rights to 4,800,000 shares (the "Isolyser Option Proposal"). Options may be granted under the Plan to those employees, officers or directors of, and consultants and advisors to, Isolyser, who, in the opinion of Isolyser's Board of Directors, are in a position to contribute to Isolyser's continued growth and development and to its long-term financial success. Isolyser estimates that, as of the date of this Proxy Statement, approximately 2,800 employees (including officers), six directors and 17 consultants and advisors of Isolyser are eligible to participate in the Plan. The Plan is administered by a committee appointed by Isolyser's Board of Directors, which may be the entire Board of Directors. The Compensation Committee has been designated by the Board of Directors as the committee to administer the Plan. The purposes of the Plan are to ensure the retention of existing executive personnel, key employees and consultants of Isolyser, to attract and retain new executive personnel, key employees and consultants and to provide additional incentives by permitting such individuals to participate in the ownership of Isolyser.

     Options granted to employees may either be incentive stock options (as defined in the Internal Revenue Code) or nonqualified stock options. The exercise price of the options shall be determined by the Board of

Directors or the Compensation Committee at the time of grant, provided that the exercise price may not be less than the fair market value of Isolyser's Common Stock on the date of grant as determined in accordance with the limitations set forth in the Internal Revenue Code. The terms of each option and the period over which it vests are determined by the Compensation Committee, although no option may be exercised more than ten years after the date of grant and all options become exercisable upon certain events defined to constitute a change of control. To the extent that the aggregate fair market value, as of the date of grant, of shares with respect to which incentive stock options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a nonqualified stock option. In addition, if an optionee owns more than 10% of the total voting power of all classes of Isolyser's stock at the time the individual is granted an incentive stock option, the purchase price per share cannot be less than 110% of the fair market value on the date of grant and the term of the incentive stock option cannot exceed five years from the date of grant. Upon the exercise of an option, payment may be made by cash, check or, if provided in the option agreement, by delivery of shares of Common Stock having a fair market value equal to the exercise price of the options, or any other means that the Board or the committee determines. The Plan also permits the grant of alternate rights defined as the right to receive an amount of cash or shares of Common Stock having an aggregate fair market value equal to the appreciation in the fair market value of a stated number of shares of Isolyser Common Stock from the grant date to the date of exercise. No alternate rights have been granted under the Plan.

     An optionee will not be subject to tax at the time a nonqualified option is granted; however, an optionee who exercises a nonqualified option will include in income as of the date of exercise the difference between (a) the fair market value of Common Stock as of the date of exercise and (b) the amount paid for Common Stock upon exercise of the option. The optionee's federal income tax cost basis for the Common Stock will be the amount paid for the Common Stock plus the income recognized. If an optionee uses Common Stock in full or partial payment of the exercise price of a nonqualified option, then the exchange should not affect the federal income tax treatment of the exercise. The optionee will realize no gain or loss with respect to the Common Stock so used. The net additional shares of Common Stock received upon such exercise by the optionee will have a federal income tax cost basis equal to the ordinary income recognized as a result of the option exercise (plus the amount of any cash used in the option exercise) and a holding period commencing upon the date such income is recognized. Subsequent sale of such Common Stock will result in a capital gain or loss equal to the difference between the optionee's federal income tax cost basis for the Common Stock and the sale price. Isolyser will be entitled to a federal income tax deduction, as of the date the optionee recognizes ordinary income, in the amount of the ordinary income recognized by the optionee. In addition, Isolyser may be required to withhold income tax and employment tax with respect to the ordinary income recognized by the optionee at the time of exercise. The federal income tax consequences of the issuance and exercise of incentive stock options are generally the same as those for nonqualified stock options, except that (subject to the satisfaction of certain holding period requirements) the optionee generally does not recognize ordinary income for the difference between the fair market value of Common Stock at the time of exercise and the exercise price for such Common Stock (but the difference may be a preference for alternative minimum tax purposes) and Isolyser receives no deduction therefor.

     As of April 18, 1997, options to purchase 4,087,905 shares of Common Stock were outstanding under the Plan and options to purchase 61,049 shares of Common Stock remain available for grant under the Plan.

     The number of shares subject to options granted to the Named Executive Officers, current executive officers, non-employee directors, director nominees and non-executive employees is summarized below:

                                                              NUMBER OF SHARES
                                                                 UNDERLYING
NAME AND PRINCIPAL POSITION                                      OPTIONS(1)
---------------------------                                   ----------------
Robert L. Taylor............................................        40,000
  Former Chairman, President and Chief Executive Officer
Travis W. Honeycutt.........................................        40,000
  Executive Vice President
Dan R. Lee..................................................       442,545(2)
  Vice President -- Finance and Administration, Chief
  Financial Officer
Lester J. Berry.............................................        82,500
  Vice President
James S. Asip...............................................       125,000
  Vice President of Sales
Michael Sahady..............................................       440,000(2)
  Former Executive Vice President
Kenneth R. Newsome..........................................       145,000
  Former Vice President of Operations
Current Executive Officers, as a group (6 persons)..........       920,045
Current Non-Employee Directors, as a group (3 persons)......       100,000
Gene R. McGrevin............................................       150,000
Rosdon Hendrix..............................................        50,000
Kenneth F. Davis............................................        50,000
Non-Executive Officer Employees.............................     3,318,951

---------------

(1) Represents number of shares subject to options granted prior to the proposed amendment to the Plan. No decision has been made with respect to the granting of the additional 400,000 shares subject to the amendment.
(2) Represents a number of shares greater than 5% of the total options granted.

    The approval of the Plan amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN DESCRIBED HEREIN. PROXIES SOLICITED BY THE ISOLYSER BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP, the Company's independent auditors since 1987, have been appointed by the Board of Directors as the Company's independent auditors for 1997. A representative of Deloitte & Touche LLP is expected to be present at the Meeting, to be available to answer appropriate questions and to make a statement if desired.

               SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING
                                OF SHAREHOLDERS

     Shareholder proposals to be presented at the 1998 Annual Meeting of Shareholders of Isolyser must be received at Isolyser's executive offices at 650 Engineering Drive, Technology Park, Norcross, Georgia 30092, addressed to the attention of the Secretary, by January 1, 1998, in order to be included in the proxy statement and form of proxy relating to such meeting.

                                 ANNUAL REPORT

     Isolyser's 1996 Annual Report is concurrently being mailed to shareholders. The Annual Report contains consolidated financial statements of Isolyser and the report thereon of Deloitte & Touche LLP, independent public accountants.

                                          By Order of the Board of Directors

                                          /s/ Travis W. Honeycutt
                                          Travis W. Honeycutt
                                          Secretary

May 1, 1997

                                                                 APPENDIX A



                              PROXY SOLICITED FOR
            ANNUAL MEETING OF SHAREHOLDERS OF ISOLYSER COMPANY, INC.
                            TO BE HELD MAY 29, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned hereby appoints Gene R. McGrevin, Travis W. Honeycutt and Dan R. Lee, and each of them, with full power of substitution, proxies to represent and vote, as indicated below, all of the shares of Common Stock of Isolyser Company, Inc. ("Isolyser") that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held May 29, 1997, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

1. ELECTION OF DIRECTORS:

    [ ] FOR the election as directors of all nominees     [ ] WITHHOLD AUTHORITY to vote for all nominees
    listed below (EXCEPT AS MARKED TO THE CONTRARY BELOW)   listed below
    Gene R. McGrevin           Rosdon Hendrix             Gene R. McGrevin            Rosdon Hendrix
      Travis W. Honeycutt      Kenneth F. Davis             Travis W. Honeycutt       Kenneth F. Davis
      Dan R. Lee               Olivia F. Kirtley            Dan R. Lee                Olivia F. Kirtley

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY OF THE ABOVE LISTED
            NOMINEES, PLEASE STRIKE THROUGH THAT INDIVIDUAL'S NAME)

2. PROPOSAL TO AMEND ISOLYSER'S STOCK OPTION PLAN TO INCREASE BY 400,000 THE NUMBER OF SHARES AVAILABLE FOR THE GRANT OF STOCK OPTIONS UNDER SUCH PLAN:

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

    THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" THE PROPOSAL.

                                                   DATED: ________________, 1997

                                                   _____________________________

                                                   _____________________________
                                                     Signature of Shareholder

                                                   Please sign exactly as your
                                                   name or names appear hereon.
                                                   Where more than one owner is
                                                   shown, each should sign.
                                                   Persons signing in a
                                                   fiduciary or representative
                                                   capacity shall give full
                                                   title. If this proxy is
                                                   submitted by a corporation,
                                                   please sign in full corporate
                                                   name by authorized officer.
                                                   If a partnership, please sign
                                                   in partnership name by
                                                   authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.